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                                                                     EXHIBIT 5.1

                      OPINION OF MORRISON & FOERSTER LLP


                     [Morrison & Foerster LLP Letterhead]


                               December 16, 1999



uBid, Inc.
8550 West Bryn Mawr Avenue
Suite 200
Chicago, Illinois  60631-3203

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 180,000 shares of your common stock, $.001 par value (the "Common Shares") issuable upon exercise of options which have been granted pursuant to that certain Nonqualified Stock Option Agreement, dated as of November 11, 1999 between you and Kenneth Dotson (the "Option Agreement").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the Common Shares or options to purchase Common Shares under the Option Agreement (the "Option Agreement Shares") and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Option Agreement Shares, when issued and outstanding pursuant to the terms of the Option Agreement, will be validly issued, fully paid and nonassessable Common Shares.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                              /s/ Morrison & Foerster LLP